Exhibit 10

Second Amendment to Employment Agreement

This Amendment (“Amendment”) is made and entered into as of October 31, 2017 by and among Rudy Schupp (the "Executive"), Valley National Bancorp, a New Jersey corporation (the “Corporation”) and Valley National Bank, a national banking association (the "Bank") and amends the Employment Agreement entered into by the parties hereto on May 7, 2014, as amended as of September 23, 2016 (the "Employment Agreement").

WHEREAS, the Corporation and the Bank desire to extend the term of the Employment Agreement until October 31, 2018 and to amend the Employment Agreement to provide to the Executive retirement benefits under the 2009 and 2016 Long-Term Stock Incentive Plans (the “Stock Plans”) and to make certain other changes; and

WHEREAS, the Compensation and Human Resources Committee of the Corporation has agreed to the terms hereof.

NOW, THEREFORE, in consideration of the mutual promises provided in the various agreements, the parties hereto agree as follows:

1.	Extension of Employment Term. Section 1 of the Employment Agreement is amended to extend the Employment Term until October 31, 2018, after which the employment of the Executive may be continued.

2.
Position. During the remainder of the Employment Term the Executive shall continue to serve in his current position or such other position as the Corporation and the Bank shall determine as appropriate.

3.
Retirement Benefit.  If the Executive provides prior written notice to the CEO of the Company of his intent to retire from his employment with the Company during the Employment Term, then notwithstanding that he does not have five years of service with Valley and his written notice does not meet the required period for notice, the Executive’s retirement shall be treated as a qualified Retirement under the Stock Plans and his award agreements.  With respect to any performance restricted stock units, the units will remain outstanding after the executive’s retirement from his employment with the Corporation and the Bank and vest, or be forfeited, in accordance with the terms of the applicable award agreement and Stock Plan.  If the Executive retires or announces his retirement prior to the meeting of the Compensation and Human Resources Committee awarding bonuses for 2017 performance, he nonetheless will be entitled to an equity award and cash bonus for his service in 2017, the amount of which shall be in the discretion of the Compensation and Human Resources Committee.

4.
Post Retirement Benefits.  The Executive shall be entitled to the post retirement health and life insurance benefits set forth in Sections 5.7 and 5.8 of the Employment Agreement following the expiration or termination of his employment with the Company for any reason whether during or after the Employment Term.

5.
Other Terms and Conditions.  All the capitalized terms used herein have the meanings provided for in the Employment Agreement or the Stock Plans, except as amended hereby.  Except as amended hereby, all of the terms, conditions and covenants of each of the parties under the Employment Agreement continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

VALLEY NATIONAL BANCORP

By:	/s/ Gerald H. Lipkin
Gerald H. Lipkin
Chairman and CEO

VALLEY NATIONAL BANK

By:	/s/ Ira Robbins
Ira Robbins
President

EXECUTIVE:

/s/ Rudy Schupp
Rudy Schupp